Exhibit 10.7

Non-Employee Director Form

DOLE PLC

2021 Omnibus Incentive Compensation Plan

Restricted Stock Unit Award Grant Notice

Dole plc (the “Company”), pursuant to its 2021 Omnibus Incentive Compensation Plan (the “Plan”), hereby awards to Participant the number of restricted stock units (“RSUs”) specified and on the terms set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and in the U.S. Restricted Stock Unit Award Agreement (the “Agreement”) and the Plan, both of which are attached hereto and incorporated herein in their entirety.

Participant:
RSU Grant #:
Date of Grant:
Number of RSUs Subject to Award:
Consideration:	Participant’s Services (Payment in cash of the nominal value of newly issued shares if required by applicable law.)

Vesting Schedule:		One hundred percent (100%) of the RSUs shall vest and become payable on the first anniversary of the Date of Grant, provided the Participant remains in the continuous employment or service of the Company and/or its Affiliates from the Date of Grant until the applicable vesting date except as provided in the Agreement.

Issuance Schedule:		One Ordinary Share, or in the sole determination of the Company an ADS representing one Ordinary Share, will be issuable for each RSU which vests at the time set forth in Sections 6 or 7 of the Agreement. Unless otherwise required by the context hereof, reference herein to the term “Ordinary Share” shall include or shall mean a reference to an ADS representing one Ordinary Share.

Withholding Right:	☐	You may direct the Company (i) to withhold, from Ordinary Shares otherwise issuable in respect of the Award, a portion of those Ordinary Shares with an aggregate fair market value (measured as of the delivery date) equal to the amount of the applicable withholding taxes, and (ii) to make a cash payment equal to such fair market value directly to the appropriate taxing authorities, as provided in Section 11 of the Agreement.

	☐	None

Additional Terms/
Acknowledgements:	The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Agreement and the Plan. Participant further acknowledges that, as of the Date of Grant, this Grant Notice, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersede all prior oral and written agreements on that subject, with the exception of any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law. By accepting this Award, Participant consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Dole plc		Participant

By:
	Signature	Signature
Title:		Date:
Date:

Attachments: Restricted Stock Unit Award Agreement, 2021 Omnibus Incentive Compensation Plan

* * * * *

Non-Employee Director Form

SCHEDULE 1

Dole plc

2021 Omnibus Incentive Compensation Plan

Restricted Stock Unit Award Agreement

Pursuant to your Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Award Agreement (the “Agreement”), and in consideration of your services, Dole plc (the “Company”) has awarded you a Restricted Stock Unit Award (the “Award”) under its 2021 Omnibus Incentive Compensation Plan (the “Plan”) for the number of restricted stock units (the “RSUs”) indicated in your Grant Notice. The Award is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). Except as otherwise explicitly provided in the Grant Notice or this Agreement, in the event of any conflict between the terms in the Grant Notice or this Agreement and the Plan, the terms of the Plan shall control. Capitalized terms not explicitly defined in the Grant Notice or this Agreement but defined in the Plan shall have the same definitions as in the Plan. Unless otherwise required by the context hereof, reference herein to the term “Ordinary Share” shall include or shall mean a reference to an ADS representing one Ordinary Share.

The details of your Award, in addition to those set forth in the Grant Notice and the Plan, are as follows.

1.	Grant of the Award

This Award represents your right to be issued on a future date the number of Ordinary Shares that is equal to the number of RSUs indicated in the Grant Notice, subject to the terms of the Grant Notice, this Agreement and the Plan. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of RSUs subject to the Award. This Award was granted in consideration of your services to the Company or one of its Affiliates. Except as otherwise provided herein, you will not be required to make any payment to the Company (other than past and future services to the Company or its Affiliates) with respect to your receipt of the Award, the vesting of the RSUs or the delivery of the Ordinary Shares to be issued in respect of the Award; provided, however, that to the extent that any Ordinary Shares issued upon settlement of your Award are newly issued Ordinary Shares, unless the Company, upon the advice of counsel, determines that such payment is not required by applicable law, a payment must be received by the Company of an amount equal to the nominal value of such number of newly issued Ordinary Shares (rounded up to the nearest whole cent) in cash, by check, bank draft or money order payable to the Company.

2.	Vesting; Termination of Affiliation

2.1

Subject to the terms of this Agreement and the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, provided that vesting will cease upon your Termination of Affiliation, except as otherwise provided herein. Upon your Termination of Affiliation, the RSUs credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Company, except as otherwise provided herein, and you will have no further right, title or interest in such RSUs or the Ordinary Shares to be issued in respect of such portion of the Award.

2.2

Termination of Affiliation by Reason of Death or Disability. Upon the occurrence of your Termination of Affiliation by reason of your death or your Disability, in any such case, prior to the date the RSUs vest in accordance with the vesting schedule set forth in the Grant Notice and other than during the Change in Control Period (as defined below), a pro-rated portion of the RSUs will vest on the date of such Termination of Affiliation, determined based on the number of completed months in the vesting period that have elapsed prior to the date of the Termination of Affiliation. Any portion of the RSUs that do not so vest in accordance with this Section 2.2 shall be automatically cancelled and forfeited as of the date of such Termination of Affiliation.

3.	Number of RSUs and Ordinary Shares

3.1	The number of RSUs subject to your Award may be adjusted from time to time in connection with certain transactions and events, as provided in the Plan.

3.2

Any additional RSUs that become subject to the Award pursuant to this Section 3 shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other RSUs covered by your Award.

3.3

Notwithstanding the provisions of this Section 3, no fractional Ordinary Shares or rights for fractional Ordinary Shares shall be issued pursuant to this Award. The Board shall, in its discretion, determine an equivalent benefit for any fractional Ordinary Shares or fractional Ordinary Shares that might be issued by the adjustments referred to in this Section 3 or pay the fractional Ordinary Shares in cash at the time the fractional Ordinary Shares otherwise would have been delivered.

4.	Securities Law Compliance

You may not be issued any Ordinary Shares in respect of your Award unless either (i) the Ordinary Shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award also must comply with other applicable laws and regulations governing the Award, and you will not receive such Ordinary Shares if the Company determines that such receipt would not be in material compliance with such laws and regulations. The Company shall not be liable if Ordinary Shares cannot be issued to you as a consequence of the Company’s determination that the issuance of Ordinary Shares does not comply with applicable laws and regulations governing the Award.

5.	Non-Transferability of Award

Except as otherwise provided in the Plan, your Award is not transferable or assignable, other than by will or by the laws of descent and distribution. In addition to any other limitation on transfer created by applicable securities laws, you agree not to assign, hypothecate, donate, encumber or otherwise dispose of any interest in any of the Ordinary Shares subject to the Award until the Ordinary Shares are issued to you in accordance with Section 6 of this Agreement. After the Ordinary Shares have been issued to you, you are free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such Ordinary Shares provided that any such actions are in compliance with the provisions herein and applicable securities laws. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to receive any distribution of Ordinary Shares to which you were entitled at the time of your death pursuant to this Agreement, subject to such limits as the Compensation Committee may establish, and the transferee(s) shall remain subject to all the terms and conditions applicable to the RSUs prior to transfer.

6.	Date of Issuance

6.1

Except as otherwise provided in Section 7 of this Agreement, the Company will deliver to you that number of Ordinary Shares equal to the number of vested RSUs subject to your Award, including any additional RSUs received pursuant to Section 3 above that relate to those vested RSUs, on or no later than thirty (30) days after the applicable date(s) the respective RSUs become vested in accordance with the vesting schedule provided in the Grant Notice. Notwithstanding the foregoing, in the event that (i) you are subject to the Company’s Policy Regarding Stock Trading by Executive Officers, Directors and Other Designated Employees (or any successor policy) (the “Policy”), the Company’s Policy Against Trading on the Basis of Inside Information, or you are otherwise prohibited from selling Ordinary Shares in the open market and any Ordinary Shares covered by your Award are scheduled to be delivered on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to you or a day on which you are permitted to sell Ordinary Shares pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act, as determined by the Company in accordance with the Policy, or does not occur on a date when you are otherwise permitted to sell Ordinary Shares in the open market, and (ii) the Company elects not to satisfy its tax withholding obligations by withholding Ordinary Shares from your distribution, then such Ordinary Shares shall not be delivered on such Original Distribution Date and shall instead be delivered on the first business day of the next occurring open “window period” applicable to you pursuant to the Policy (regardless of whether you are still providing Continuous Service at such time) or the next business day when you are not prohibited from selling Ordinary Shares in the open market, but in no event later than the fifteenth (15th) day of the third calendar month of the calendar year following the calendar year in which the RSUs become vested. Delivery of the Ordinary Shares pursuant to the provisions of this Section 6.1 and Section 7 is intended to comply with the requirements for the short-term deferral exemption available under Treasury Regulations Section 1.409A-1(b)(4) or to otherwise comply with Code Section 409A and shall be construed and administered in such manner. The form of such delivery of the Ordinary Shares (e.g., a share certificate or electronic entry evidencing such Ordinary Shares) shall be determined by the Company.

7.	Change in Control

7.1

If there occurs a Change in Control prior to the settlement or forfeiture of the RSUs, and no provision is made for the continuance, assumption or substitution by the Company or its successor in connection with the Change in Control of the RSUs, notwithstanding anything to the contrary set forth in the Plan or Section 2 of this Agreement, the outstanding RSUs will vest and become payable upon the Change in Control, consistent with Section 4.4(b) of the Plan, which shall include any additional RSUs received pursuant to Section 3 above that relate to those vested RSUs, on or no later than thirty (30) days after the date of the Change in Control, subject to the terms of the Plan, provided you do not incur a Termination of Affiliation from the Date of Grant until the date of the Change in Control to the extent the vesting and payment of the RSUs upon the Change in Control does not cause any violation of Code Section 409A.

7.2

If there occurs a Change in Control prior to the settlement or forfeiture of the RSUs, and provision is made for the continuance, assumption or substitution by the Company or its successor in connection with the Change in Control of the RSUs, notwithstanding anything to the contrary set forth in the Plan or Section 2 of this Agreement, the outstanding RSUs that are assumed, continued or substituted will vest and become payable upon your Termination of Affiliation by reason of your death or Disability if such Termination of Affiliation occurs within the Change in Control Period, which shall include any additional RSUs received pursuant to Section 3 above that relate to those vested RSUs, on or no later than thirty (30) days after such Termination of Affiliation, provided you do not incur a Termination of Affiliation from the Date of Grant until your Termination of Affiliation for such reasons.

For purposes of this Agreement, (i) “Change in Control Period” means the period beginning on the date of a Change in Control and ending twenty-four (24) months following such date and (ii) “Disability” has the same meaning as defined in any applicable service agreement between you and the Company or an Affiliate (including any similar definition such as “incapacity”) or, if no such service agreement or definition exists, the meaning set forth in the Plan.

7.3

In connection with a Change in Control, the Compensation Committee and the Board of Directors of the Company reserve the authority to accelerate vesting and settlement of outstanding awards and to terminate and pay outstanding awards on consummation of the Change in Control as set forth in the Plan.

7.4

The rights provided in Section 7 hereof shall be in addition to, and not in lieu of, any rights (including without limitation any rights that would accelerate any unvested RSUs or other unvested equity rights upon a Change in Control or similar event) provided in any service agreement between you and the Company or any of its Affiliates.

8.	Dividend Equivalents

For so long as you hold outstanding RSUs under this Award, if the Company pays any cash dividends on its Ordinary Shares, then the Company will pay you in cash or shares for each outstanding RSUs covered by this Award as of the record date for such dividend, less any required withholding taxes, the per share amount of such dividend that you would have received had you owned the underlying Ordinary Shares as of the record date of the dividend if, and only if, the RSUs become vested and payable and the related Ordinary Shares are issued to you. In that case, the Company shall pay such amounts to you in cash or shares, less any required withholding taxes, at the same time the related Ordinary Shares are delivered to you. The additional cash or share payments pursuant to this Section 8 shall be treated as a separate arrangement.

9.	Restrictive Legends

The Ordinary Shares issued in respect of your Award shall be endorsed with appropriate legends determined by the Company.

10.	No Special Employment or Service Rights

No provision in this Agreement will be deemed to grant to you any right with respect to the your continued employment or service with, or other engagement by, the Company or any of its Affiliates or interfere in any way with the ability of the Company or any of its Affiliates at any time to terminate your employment, service or other engagement with or without cause or to increase or decrease the your compensation from the rate in existence at the Date of Grant. The grant of an RSU is voluntary and occasional and does not create any contractual or other right to receive future RSU grant or to be granted a RSU on any particular terms, including the number of shares to which the RSU relates, or benefits in lieu of a RSU, even if RSUs have been granted in the past. Nothing in this Agreement or its operation forms part of the terms of service by you and the rights and obligations arising from your employment, service or engagement by or with the Company or any of its Affiliates are separate from, and are not affected by, your participation in the Plan. The grant of a RSU shall in no way affect the Company’s right to adjust, reclassify, reorganise or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

11.	Tax Withholding Obligations

11.1

On or before the time you receive a distribution of the Ordinary Shares subject to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Ordinary Shares issuable to you (if permitted in the Grant Notice) and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate which arise in connection with your Award (the “Withholding Taxes”). Additionally, the Company may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or any Affiliate; (ii) causing you to tender a cash payment; (iii) permitting or requiring you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the Ordinary Shares to be delivered in connection with your RSUs to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company and/or its Affiliates; or (iv) withholding Ordinary Shares from the Ordinary Shares issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date Ordinary Shares are issued to pursuant to Sections 6 or 7) equal to the amount of such Withholding Taxes; provided, however, that the number of such Ordinary Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income unless any additional withholdings will not result in adverse financial accounting consequences with respect to the Award and is otherwise permitted under applicable tax rules.

11.2	Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any Ordinary Shares.

11.3

In the event the Company’s obligation to withhold arises prior to the delivery to you of Ordinary Shares or it is determined after the delivery of Ordinary Shares to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

11.4

If specified in your Grant Notice, you may direct the Company to withhold Ordinary Shares with a Fair Market Value (measured as of the date Ordinary Shares are issued pursuant to Sections 6 or 7) equal to the amount of such Withholding Taxes; provided, however, that the number of such Ordinary Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income, unless any additional withholdings will not result in adverse financial accounting consequences with respect to the Award and is otherwise permitted under applicable tax rules.

12.	Authority of the Committee

The Compensation Committee shall have full authority to interpret and construe the terms of the Plan and this Agreement, except as expressly set forth in the Plan. The determination of the Compensation Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

13.	Award Subject to Claw-Back Policies

Notwithstanding any provisions herein to the contrary, the RSUs granted hereunder and any Shares settled pursuant thereto shall be subject to the terms of any malus or recoupment policy currently in effect or such terms as may be subsequently adopted by the Board or committee thereof to implement Section 304 of the Sarbanes-Oxley Act or Section 10D of the Exchange Act or the Dodd-Frank Wall Street Reform and Consumer Protection Act or as the Board or committee thereof otherwise may deem appropriate (or with any amendment or modification of such malus or recoupment policy adopted by the Board or committee thereof) to the extent that such RSUs or Shares or the value of such RSUs or Shares is required to be reduced, cancelled or returned to the Company pursuant to the terms of such recoupment policy. Further, subject to the terms of any recoupment policy, to the extent that you receive any amount in excess of the amount that you should otherwise have received under the terms of this Agreement due to a mistake in calculations or other administrative error, you shall be required to repay any such excess amount to the Company, to the extent permitted by Applicable Law.

14.	Parachute Payments

If any payment or benefit you would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state, foreign and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for you.

15.	Unsecured Obligation

Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Ordinary Shares pursuant to this Agreement. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

16.	Rights as a Shareholder

Unless the Committee shall have resolved otherwise, neither you nor any executor, administrator, distributee or legatee of your estate will have any of the rights or privileges of a shareholder of the Company in respect of any of the RSUs unless and until those RSUs have been fully settled in Ordinary Shares issued to you pursuant to Section 6 of this Agreement and your name (or of your personal representative, administrator, distributee or legatee of your estate) or any permitted transferee, has been entered as the shareholder of record on the Company’s books. Upon such issuance, you will obtain full voting and other rights as a shareholder of the Company.

17.	Other Documents

You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting officers and directors to sell Ordinary Shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

18.	Acceptance; No Advice Regarding the Grant

You hereby acknowledge receipt of a copy of the Plan and this Agreement. You have read and understand the terms and provision thereof, and accept the Award subject to all the terms and conditions of the Plan and this Agreement. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your sale of the underlying Ordinary Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

19.	Governing Law and Jurisdiction

The Award and the provisions of this Agreement shall be governed by, and subject to, the laws of Ireland, without regard to the conflict of law provisions. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Dublin, Ireland, and no other courts.

20.	Binding on Successors

The terms of this RSU Agreement shall be binding upon you and upon your heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

21.	Notices; Electronic Delivery

Any notices provided for in your Award or the Plan shall be given in writing (including electronically) and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award you consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

22.	No Assignment

Notwithstanding anything to the contrary in this Agreement, neither this Agreement nor any rights granted herein shall be assignable by you.

23.	Necessary Acts

You hereby agree to perform all acts, and to execute and deliver any documents, that may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws and applicable Irish law.

24.	Acknowledgment of Award

You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.

25.	Applicable Law, Rules and Regulations

This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

26.	Governing Plan Document

Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided in this Agreement, in the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

27.	No Compensation for Loss of Rights

You hereby acknowledge that under no circumstances will you, on ceasing to be an employee or director of the Company and its Subsidiaries, be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan that you might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever. By participating in the Plan, you waive all rights to compensation for any loss in relation to the Plan, including: any loss of office or employment; any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of your employment or service); any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision; or the operation, suspension, termination or amendment of the Plan.

28.	Severability

All the terms and provisions of this Agreement are distinct and severable, and if any term or provision is held unenforceable, illegal or void in whole or in part by any court, regulatory authority or other competent authority it shall to that extent be deemed not to form part of this Agreement, and the enforceability, legality and validity of the remainder of this Agreement will not be affected; if any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to make it valid, enforceable and legal.

29.	Effect on Other Benefit Plans

The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s benefit plans.

30.	Amendment

Notwithstanding anything in the Plan to the contrary, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

31.	Entire Award Agreement

This Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof.

32.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

33.	Headings

Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Paragraph.

34.	No Obligation to Minimize Taxes; Code Section 409A

34.1

The Company has no duty or obligation to minimize the tax consequences to you of this Award and will not be liable to you for any adverse tax consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so.

34.2

This Award, and any payments made pursuant to the Award, are intended to be exempt from, or to the extent subject thereto, to comply with Code Section 409A, and, accordingly, to the maximum extent permitted, the Award shall be interpreted in accordance therewith. Specifically, any taxable payments provided under this Plan are intended to qualify for the “short-term deferral” exception to Code Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Code Section 409A of the Code, to the maximum extent possible. Each amount to be paid pursuant to the Award shall be construed as a separate identified payment for purposes of Code Section 409A. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Code Section 409A, if you are a “specified employee,” (within the meaning of Code Section 409A), then all amounts due with respect to the Award that constitute a “deferral of compensation” within the meaning of Code Section 409A, that are provided as a result of a “separation from service” within the meaning of Code Section 409A, and that would otherwise be paid or provided during the first six months following the termination date, shall be accumulated through and paid or provided on the first business day that is more than six months after such date (or upon your death, if earlier). Notwithstanding anything contained herein to the contrary, you will not be considered to have terminated employment or service with the Company and its Affiliates for purposes of any payments under this Award that are subject to Code Section 409A until you would be considered to have incurred a “separation from service” within the meaning of Code Section 409A. The Company makes no representation that any or all of the payments made in respect of this Award will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment. You shall be solely responsible for the payment of any taxes and penalties incurred under Code Section 409A.

35.	Waiver

You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.

36.	Insider Trading / Market Abuse Laws

You may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Ordinary Shares or rights to Ordinary Shares (e.g., RSUs) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by applicable laws). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy as may be in effect from time to time. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.

37.	Data Protection

You hereby acknowledge and consent to the Company and any Subsidiary, retaining, sharing and exchanging your information held in order to administer and operate the Plan (including personal details, data relating to participation, salary, taxation and employment and sensitive personal data, e.g., data relating to physical or mental health, criminal conviction or the alleged commission of offences) (the “Information”) and providing the Company’s and/or the Subsidiary’s agents and/or third parties with the Information for the administration and operation of the Plan and you further accept that this may involve the Information being sent to future purchasers of the Company or any business in which you work and/or to a country outside the country in which you (including outside the European Economic Area) provide services including to a country which may not have the same level of data protection laws as your home country. You acknowledge that you have the right to request a list of the names and addresses of any potential recipients of the Information and to review and correct the Information by contacting your local human resources representative. You acknowledge that the collection, processing and transfer of the Information is important to Plan administration and that failure to consent to same may prohibit participation in the Plan.

38.	Additional Matters

This Agreement is intended to comply with the applicable laws of any country or jurisdiction where RSUs are granted under the Plan, and all provisions hereof shall be construed in a manner to so comply.

* * * * *

By signing the Restricted Stock Unit Award Grant Notice to which this Restricted Stock Unit Award Agreement is attached, you shall be deemed to have signed and agreed to the terms and conditions of this Restricted Stock Unit Award Agreement.

* * * * *

Based on the form of Restricted Stock Unit Award Agreement for the 2021 Omnibus Incentive Compensation Plan as approved by the Compensation Committee of the Board of Directors of Dole plc on [____], 2021.

Non-Employee Director Form

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

DOLE PLC

By:

Name: Title:

PARTICIPANT

Signature:

Print Name:

SCHEDULE 2

Dole plc

2021 Omnibus Incentive Compensation Plan